AMENDMENT AGREEMENT
                                      (#1)

                                     to the

                            SHARE PURCHASE AGREEMENT

                                     between

                        CTT Cutting Tool Technology B.V.
                                   ("Seller")

                                       and

                              Snap-on Incorporated
                                    ("Buyer")

This Amendment Agreement (#1) (the "Amendment") between:

(1) CTT Cutting Tool Technology B.V., a company incorporated and existing under the laws of the Netherlands, S Gravelandseweg 401, 3125 BJ Schiedam, The Netherlands ("Seller"); and

     and

(2) Snap-on Incorporated, a company incorporated and existing under the laws of the State of Delaware, 10801 Corporate Drive, Pleasant Prairie, WI 53158, USA ("Buyer"),

is entered into on this 30th day of September, 1999.

WHEREAS, Buyer and Seller have entered into a Share Purchase Agreement dated as of April 16, 1999 (the "SPA") relating to the sale of business (the "Business");

WHEREAS, Buyer and Seller wish to make certain amendments and additions to the SPA in accordance with the terms and provisions of this Amendment.

NOW THEREFORE, the parties hereto agree as follows.

1.        DEFINED TERMS

Unless otherwise set forth herein, words and expressions when used herein shall have the same meaning as set forth in the SPA.

2.        NEW PARENT COMPANY IN THE GROUP

2.1       Luxembourg corporation

          SB Holding B.V. has incorporated a limited liability company in Luxembourg with the corporate name SB Tools S.a.r.l.

2.2       New parent company

          As a result of the contribution of all of the assets and liabilities of Seller to SB Tools S.a.r.l. effected on 10th September 1999 and the simultaneous repurchase by SB Tools S.a.r.l. of its own shares held by SB Holding B.V., SB Tools S.a.r.l. is wholly owned by Seller and has, as the final step in the Reorganization, become the ultimate parent company of the Group. Consequently, the definition of "Holding" in
          Section 1.1 of the SPA, shall be deleted and substituted by the following:

          "Holding" shall mean the Luxembourg company SB Tools S.a.r.l.;

          In addition, the second preamble to the SPA shall be deleted and substituted by the following:

          WHEREAS, Seller is the owner of the outstanding shares in SB Tools S.a.r.l. ("Holding"), a Luxembourg limited liability company;

2.3       SB Holding B.V. becoming a Company

          SB Holding B.V. has in the course of the Reorganization (as originally planned) acquired from Sandvik Benelux B.V. certain real property, machinery and equipment relating to the facilities in Helmond, the Netherlands and will on the Closing Date be the owner of such properties, in addition to certain minority shares in some of the Companies. Consequently, SB Holding B.V. shall remain as a member of the Group and shall be one of the Companies, as reflected in the amended Schedule 1.1(C) (attached hereto).

2.4       Amendment of Schedules to the SPA

          As a consequence of the arrangements reflected in this Section 2 and due to additional information relating to the Business and the Companies which has been made available to Seller subsequent to the signing of the SPA, the Schedules to the SPA on the attached list have been updated and shall therefore be substituted by the revised Schedules attached hereto.

2.5       Ownership Interests in Uirlis Torc Teoranta Ltd and Taparia Tools Ltd

          Sandvik holds 16,500 shares (out of 3,035,750 shares according to annual report 97/98) in Taparia Tools Ltd, an Indian limited liability company. This represents all the shares of Taparia Tools Ltd owned by Sandvik. Consequently, the definition of "Ownership Interests" in
          Section 1.1 of the SPA shall be deleted and substituted by the following:

          "Ownership Interests" shall mean Sandvik's minority shareholding in Deville S.A., Uirilis Torc Teoranta Ltd and Taparia Tools Ltd respectively, as listed in Schedule 1.1 (D);

          On the Closing Date, the minority shareholdings in Uirlis Torc Teoranta Ltd will be held by Bahco Tools AB and not by SB Tools S.a.r.l. and the shares in Taparia Tools Ltd have been assigned to Bahco Tools AB. Consequently, the first sentence in the second paragraph of Section 5.5 of the SPA shall be deleted and substituted by the following:

          "Holding or any of the Companies will on the Closing Date be the owner of the Ownership Interests. The formal transfer of the shares in Taparia Tools Ltd will be ended soonest after Closing;"

3.        REIMBURSEMENT OF LUXEMBOURG COSTS

          In addition to the Purchase Price, Buyer shall promptly reimburse Seller or Sellers affiliates an amount equal to (a) any and all capital tax payable in Luxembourg with respect to the transfer of assets and liabilities by Seller to Holding as described in Section
          2.2 hereof; minus (b) the amount of any capital tax that would have been payable in the Netherlands had Sellers' assets and liabilities been transferred to SB Holding B.V. as originally planned. The parties confirm that, based upon approvals, received from the appropriate authorities in Luxembourg, no such capital tax is expected to be payable.

4.        PURCHASE PRICE

          Buyer and Seller agree that the  Purchase  Price as defined in Section
          4.1 of the SPA, and the  Preliminary  Purchase  Price as calculated in
          Section 4.2 of the SPA shall be reduced by the amount of SEK Fifty Million (50,000,000) with the result that the number in the second line of Section 4.1 of the SPA shall be

          SEK Three Billion One Hundred Seventy-five Million (3,175,000,000) and that the number in the second line of Section 4.2 of the SPA shall be SEK Two Billion Six Hundred Fifteen Million Five Hundred Fifteen Thousand (2,615,515,000).

5.        WARRANTIES

          With the exception of the representations and warranties by Seller under Articles 5.17 and 5.18 and possible claims thereunder, it is explicitly agreed that the representations and warranties of the Seller set forth in the SPA, shall not apply to facts or circumstances disclosed or otherwise known by Buyer prior to September 29, 1999, in the Data Room materials or in the additional documentation requested by and supplied to Buyer or of which the Buyer otherwise has actual knowledge provided that the Buyer reasonably should have foreseen without additional facts or information the consequences of such disclosed facts or circumstances or other information. Nothing disclosed in the Data Room or otherwise known to Buyer affects Buyer's rights regarding review of and objection to the Closing Accounts delivered by Seller as provided in Section 4.4 hereof and any resulting purchase price adjustments under Section 4.1 (c) hereof.

6.        FURTHER UNDERTAKINGS BY THE PARTIES

6.1       EBIT Adjustment

          Buyer hereby waives any right it may have to issue a Notice of EBIT Adjustment pursuant to Section 4.3 of the SPA.

6.2       Access to certain information

          In  addition  to the  undertakings  made by the  parties  pursuant  to section 16 of the SPA, each of Seller and Buyer shall provide, or shall cause its respective affiliates (including Holding and the Companies) to provide, the other party with corporate, financial and other information pertaining to Holding or any of the Companies or to the Ownership Interests which is reasonably requested for the purposes of filing tax returns, applications, registrations and other administration, court or similar filings.

          Any request for information shall be given with five (5) Business Day's notice, specifying the documents or other information requested. The information shall be provided or otherwise made available to the requesting party by the other party or its respective affiliates during normal business hours of the entity where the information is kept. If the recipient of such notice concludes that such information is confidential or proprietary, the information may be withheld until the recipient concludes that such information will not be disclosed to the public without appropriate protection of confidentiality.

6.3       Pro Forma Net Assets

          Subsequent to signing the SPA, the parties identified certain assets of the Business owned by Sandvik or its Affiliates on December 31, 1998, the value of which was not included in the Pro Forma Net Assets. The value of such assets on the Closing Accounts will be excluded for purposes of determining Closing Adjusted Net Assets.

6.4       Reimbursement of certain costs

          Buyer undertakes to reimburse Seller and Seller's Affiliates for any and all documented out-of-pocket costs up to a maximum of SEK 1,500,000 incurred by Seller, Seller's Affiliates or any of the Companies relating to the ordering of new stationery (including, but not limited to, letterheads, business cards, invoice and order forms) and new signs and any other similar items, which costs have been incurred following the changes of names of the Companies and which costs have been incurred by Seller and/or any of its affiliates as a result of the postponement of Closing from 30 June 1999 until 30 September 1999. Notwithstanding the foregoing, Seller shall not be reimbursed for any such costs to the extent the value of such stationery, signs, etc. is reflected as an asset on the Closing Accounts. Reasonable, documented out-of-pocket travel expenses up to a maximum of SEK 1,000,000 generated within the Group solely in connection with work performed within the project established for the investigation of strategical and synergy questions in relation to the Buyer's acquisition of the Business and which bear upon the time after June 1, 1999 and which have been separately accounted for shall be reimbursed for by Buyer to Seller.

6.5       Bisov

          Sandvik and Buyer agree to negotiate, execute and deliver definitive agreements mutually acceptable to both parties pursuant to which Buyer will buy and Sandvik will sell all of its interests in the equity of Bisov but in no event less than 98% of the issued and outstanding equity of Bisov. Such definitive agreements shall contain terms, conditions, covenants, representation and warranties customary to such agreements and including the following:

          (i) The Purchase Price shall be SEK Twelve Million One Hundred Twenty Six Thousand (12,126,000);

          (ii) Sandvik will convert all amounts due from Bisov to Sandvik or its Affiliates except for trade payables arising in the ordinary course of business to a term loan (the "Note") in the principal amount of not more than the amount outstanding on the books of Bisov on September 30, 1999. Such Note shall be interest free for one year and bear interest thereafter at a fixed rate per annum equal to 12-month Libor plus 0.3% on the date hereof. The principal amount of the Note shall be payable in monthly installments over three (3) years beginning at the end of the first full fiscal year in which Bisov earns after tax net income for the fiscal year. The parties agree to discuss the Note and its terms prior to the end of the first year following Buyer's purchase. If, at the end of such three year period Bisov has not earned after tax net income in any of those three full fiscal years, Sandvik will forgive the loan and cancel the Note.

          (iii)     Bisov shall be added as a Licensee to the License Agreement.

          (iv) Prior to execution of the Note, the parties will discuss the appropriate currency for payment.

          From the date hereof Sandvik shall continue to operate Bisov in accordance with past practice and shall not remove any assets from or receive any payments from Bisov except for payments for goods and services in the ordinary course of business.

6.6       Assignment Agreement

          The covenants of Seller according to Article 7.5 and the covenants of Buyer according to Article 8.5 concerning certain indebtedness will on the date hereof be partly settled through two separate assignment agreements whereof one between Sandvik Finance B.V. and Sansafe S.A. on the one side and Snap-on International Finance Company on the other side and the second agreement between Sandvik Inc. and Sansafe S.A. on the one side and the Buyer on the other side.

6.7       Third Party Representatives and Distributors

          Buyer and the Group Companies shall be solely responsible for communicating with third party sales representatives and distributors identified on Schedule 5.13(a) of the SPA (the "Distributors") in order to effect the transition of such Distributors to new contracts with the Group Companies governing the sale of the products within the Business. In the event Buyers' offering of a new non-exclusive contract shall cause a Distributor to claim termination penalties or other indemnities under its contract with Sandvik or its affiliates, Buyer shall reimburse Sandvik or its affiliates for any indemnities paid to such Distributor after consultation with Buyer to the extent such indemnity relates to the Distributors distribution or representation of saws and tools products. With respect to the five
          (5) Distributors identified with an asterisk (*) on Schedule 5.13(a) of the SPA Sandvik shall reimburse Buyer to the extent any indemnity to a Distributor paid by a Group Company after consultation with Sandvik relates to such distributors' distribution or representation of other products of Sandvik than such within the Business.

6.8       Industrial Property Rights

          In connection with the Reorganization certain affiliates of Sandvik entered into Asset Transfer or Share Purchase or similar agreements (collectively "Reorganization Agreements") with Companies in the Group. To the extent any such Reorganization Agreement reserved to Sandvik AB or any other Sandvik affiliate any intellectual or other industrial property rights of any type used within the marketing, sales and distribution of products within the Business ("Industrial Property Rights"), Sandvik hereby confirms, warrants and represents that all such Industrial Property Rights have been transferred to and registered in the name ("Transferred") of Kapman AB or other Group Company prior to the date hereof. To the extent any such Industrial Property Rights have not been Transferred to Kapman AB or other Group Company prior to the date hereof, Sandvik undertakes to cause the Transfer of any such rights to Kapman AB or other Group Company within a reasonable period after the date hereof. To the extent that there are any Industrial Property Rights that are not owned by a Group Company and are owned by another Affiliate of Sandvik, Sandvik hereby similarly undertakes to cause any such Industrial Property Rights to be Transferred to Kapman AB or such other entity as previously approved by Buyer within a reasonable period after Closing.

6.9       Lease of Executives' Residence

          Sandvik has provided personal residences to Mr. Goran Gezelius and Mr. Anders Agren in Sandviken, Sweden. Sandvik shall lease such personal residence to Bahco Group AB for sub-lease to Mr. Gezelius through December 31, 2000, and for one additional year thereafter shall lease to Bahco Group AB for sub-lease to the same residence or an appropriate substitute residence in Sandviken. Such term shall be extended beyond December 31, 2001. Sandvik shall lease to Bahco Group AB for sub-lease to Mr. Agren his personal residence in Sandviken through December 31, 2001, which term shall be extended. Sandvik will invoice Bahco Group AB quarterly in arrears for the direct costs to Sandvik attributable to the provision of such residences to Mr. Gezelius and Mr. Agren. On the request of Bahco Group AB, Sandvik will in a positive atmosphere consider a possible prolongation of any of the above lease terms.

6.10      Certain Benefit Matters

          Certain Group Companies or some or all employees thereof participate in, are covered by, or obtain benefits under certain pension, health, disability, welfare or other benefit plans sponsored by Sandvik or its Affiliates. The parties shall cooperate to separate the coverage and benefits in accordance with principles to be finalised by the parties promptly following closing. Further, the parties agree that the Closing Accounts shall include as a liability or reserve an amount equal to the sum of (a) a ratable portion of any amount payable or to be payable to any employee of the Group Companies under any annual bonus or incentive or similar deferred compensation plan covering such employee prior to the Closing Date plus (b) the value of any unused vacation days for employees of Group Companies accrued through the Closing Date.

7.        INTEGRAL PART OF THE SPA

          This Amendment shall be deemed to be incorporated into and constitute an integral part of the SPA.

                                 --------------

          IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first written above.

          CTT CUTTING TOOL
          TECHNOLOGY B.V.


          /s/ Malcolm Falkland                  /s/ Thomas B. Hjelm
          --------------------------            --------------------------
          By:  Malcolm Falkland                 By: Thomas B. Hjelm
          Title: Director                       Title: Director


          /s/ Robert A. Cornog
          -------------------------
          By: Robert A. Cornog
          Title: Chairman, President and
                 Chief Executive Officer